UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

May 19, 2010

CLST Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22972	75-2479727
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

17304 Preston Road, Suite 420

Dallas, Texas, 75252

 (Address of principal executive offices including Zip Code)

(972) 267-0500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.              Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed in its Form 8-K filed on May 19, 2010 (“Prior 8-K”), on May 13, 2010, CLST Holdings, Inc. (the “Company”) received a notice of default from Fortress Credit Corp. (“Fortress”) stating that an event of default had occurred and was continuing under the Trust II Credit Agreement (as defined in the Prior 8-K).

On May 19, 2010, the Company received an amended notice of default from Fortress (the “Default Notice”) specifying that, as a consequence of the event of default, the Termination Date (as defined in the Trust II Credit Agreement) had occurred and the outstanding loan balance and other aggregate unpaids under the Trust II Credit Agreement will bear interest at the default rate  The Default Notice is furnished herewith in its entirety as Exhibit 99.1.  We are reviewing the matters described in the Default Notice, and have not formed an opinion as to whether a default under the Trust II Credit Agreement has occurred and remains uncured.

Due to the alleged default under the Trust II Credit Agreement, the interest rate payable by Trust II (as defined in the Prior 8-K) has increased by an additional 2% per annum, and Fortress is entitled to accelerate and declare immediately due all of Trust II’s obligations under the Trust II Credit Agreement.  In addition, if a default under the Trust II Credit Agreement exists and is continuing, Fortress is entitled to foreclose on the assets of Trust II and sell them to satisfy amounts due it under the Trust II Credit Agreement.  Trust II’s obligations to Fortress under the Trust II Credit Agreement are non-recourse to the Company and only Trust II is liable for amounts due Fortress under the Trust II Credit Agreement. Thus, although the Company could lose some or all of its investment in Trust II, the Company is not obligated to pay any amounts due Fortress under the Trust II Credit Agreement.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits.

99.1	Default Notice dated May 19, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLST HOLDINGS, INC.

Dated: May 25, 2010	By:	/s/ Robert A. Kaiser
Robert A. Kaiser
President and Chief Executive Officer